AGREEMENT OF SALE

THIS AGREEMENT OF SALE (this “Agreement”) is entered into as of November 8, 2011, by and between TOP GEAR INC. (the “Company”) and OMRI AMOS SHALOM (“Shalom”) and AKIVA BERGMAN (“Bergman”)  (collectively, the “Shareholders,” and individually a “Shareholder”).

RECITALS

WHEREAS, the Company owns all (the “Subsidiary Shares”) of the issued and outstanding shares of common stock of TGRE SubCo, Inc. (the “Subsidiary”);

WHEREAS, Shalom owns 6,000,000 (the “Shalom Shares”) of the issued and outstanding shares of common stock of the Company;

WHEREAS, Bergman owns 1,000,000 (the “Bergman Shares”) of the issued and outstanding shares of common stock of the Company; and

WHEREAS, the Shareholders desire to purchase from the Company, and the Company desires to sell to the Shareholders, the Subsidiary Shares in exchange for the cancellation of the Shalom Shares and the Bergman Shares.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1.           The Company hereby sells to the Shareholders, and the Shareholders hereby purchase from the Company, the Subsidiary Shares.

2.           In consideration for the purchase of the Subsidiary Shares pursuant to Section 1 above, (a) Shalom is contemporaneously herewith delivering to the Company for cancellation a stock certificate(s) evidencing the Shalom Shares; and (b) Bergman is contemporaneously herewith delivering to the Company for cancellation a stock certificate(s) evidencing the Bergman Shares (collectively, the “Cancellation Shares”).

3.           The Company hereby represents and warrants to the Shareholders that it owns, of record and beneficially, and has good and marketable title to the Subsidiary Shares, all of which  are free and clear of all liens, charges and encumbrances. Each Shareholder, severally and not jointly, hereby represents and warrants to the Company that he owns, of record and beneficially, and has good and marketable title to such Shareholder’s Cancellation Shares, all of which are free and clear of all liens, charges and encumbrances.

4.           Each of the Shareholders hereby waives any and all rights and interests he has, had or may have with respect to the Cancellation Shares.  Each of the Shareholders hereby accepts the Subsidiary Shares and agrees to hold the Company harmless from any claim or liability arising out of the operations of the Company and the Subsidiary prior to and after the date hereof.

5.           In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

6.           This Agreement contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein, neither the Company, Shalom nor Bergman makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

7.           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

TOP GEAR INC.

By:	/s/ Omri Amos Shalom
Name:	Omri Amos Shalom
Title:	President and Chief Executive Officer

SHAREHOLDERS:

/s/ Omri Amos Shalom
OMRI AMOS SHALOM
/s/ Akiva Bergman
AKIVA BERGMAN